Exhibit 11

                   ELCOM INTERNATIONAL, INC. AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (unaudited)


                                   Three Months Ended         Six Months Ended
                                         June 30,                 June 30,
                                   --------------------     --------------------
                                      1996      1997          1996      1997
                                    --------   --------     --------  ---------
Net Income                          $ 1,310    $ 3,412      $ 3,586    $ 7,435
                                    ========   ========     ========  ========
Weighted Average Common Stock and
  Common Equivalent Shares
  Outstanding During the Period      26,495     27,017       26,294     26,876
Dilutive Effect of Common Equivalent
  Shares(1)                           2,940      3,742        3,310      2,920
                                    --------   --------     --------  --------
Weighted Average Common Shares
  Outstanding                        29,435     30,759       29,604     29,796
                                    ========   ========    ========   ========
Net Income Per Share                 $  .04     $  .11      $   .12    $   .25
                                    ========   ========    ========   ========

(1) The dilutive effect of common equivalent shares was computed in accordance with the treasury stock method in each of the periods presented.